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                          [Letterhead of Western Beef]

Contact:  Thomas Moranzoni
          Chief Financial Officer
          Western Beef, Inc.
          (718) 417-3770


FOR IMMEDIATE RELEASE:

                 WESTERN BEEF, INC. CLOSES MERGER AND PURCHASES
                  OUTSTANDING PUBLIC SHARES AT $8.75 PER SHARE

     RIDGEWOOD, NY, December 22, 1999--Western Beef, Inc. (Nasdaq: BEEF) announced today that it has closed its previously announced going private merger with Cactus Acquisition, Inc. As a result of the merger, all shares of Western Beef common stock, other than shares owned by Cactus, will be converted into the right to receive $8.75 per share in cash. Letters of transmittal for submission of stock certificates by brokers, dealers and other registered owners will be distributed promptly.